EXHIBIT 99.23(d)(i)

RESTATED

MANAGEMENT AGREEMENT

AGREEMENT made as of August 29, 1988 by and between LORD ABBETT GLOBAL FUND, INC., a Maryland corporation (hereinafter called the “Corporation”), and LORD, ABBETT & CO., a New York partnership (hereinafter called the “Investment Manager”).

WHEREAS, the Corporation issues its capital stock in various Series and desires to obtain the investment management services of the Investment Manager and the Investment Manager is willing to provide services of the nature desired upon the terms and conditions hereinafter provided; and

WHEREAS, the Corporation and the Investment Manager entered into a Management Agreement on August 29, 1988 providing that the Investment Manager will provide such services to the Corporation, and the Corporation and the Investment Manager wish to restate that Management Agreement as of August 29, 1988 to confirm the intentions of the parties thereunder and to make certain changes acceptable to the Corporation.

NOW, THEREFORE, in consideration of the mutual covenants and of other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1. The Corporation hereby employs the Investment Manager under the terms and conditions of this Agreement, and the Investment Manager hereby accepts such employment and agrees to perform supervisory functions of the Corporation with respect to the investment and reinvestment of its property and assets (whether or not held in trust or in the custody of a bank or trust company subject to the Corporation’s direction or control) including without limitation, the supervision of its investment portfolios and the recommendation of investment policies and procedures within the limitations set forth in the Corporation’s Registration Statement on file with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940.

The Investment Manager agrees to maintain an adequate organization of competent persons to perform the supervisory functions mentioned herein.

All recommendations with respect to the investment portfolios will be made to the Corporation’s trading department which, with the approval of authorized officers of the Corporation, will execute all trades in accordance with the Corporation’s investment procedures.

The Investment Manager reserves the right, in its discretion, to purchase or otherwise obtain statistical information and services from other sources, including affiliated persons of the Investment Manager.

Without limiting the obligation of the Investment Manager under this paragraph 1 to perform the supervisory functions mentioned herein with respect to all the Corporation’s property and assets, the Investment Manager may employ a sub-adviser for advice and management of the foreign securities in the portfolios and with respect to foreign currency exchange pursuant to a written contract that is subject to and satisfies all applicable requirements of the Investment Company Act of 1940, as amended.  Notwithstanding the provisions of this paragraph 1 providing that recommendations with respect to the investment portfolios be made to the Corporation’s trading department, such sub-adviser may place orders directly for the purchase, sale or exchange of foreign portfolio securities for the Corporation’s account in a manner set forth in such a sub-investment management agreement.

Notwithstanding the provisions of this paragraph 1, the investment policies and procedures and all other actions of the Corporation are, and shall at all times be, subject to the supervision and control of its Board of Directors.

2. The Corporation agrees to pay the Investment Manager for its services under this Agreement and for the expenses assumed, a management fee computed and payable monthly, (i) with respect to the Equity Series, at the annual rate of three quarters (.75) of one percent (1%) of the value of the average daily net assets of such Series and (ii) with respect to the Income Series, at the annual rate of one half (.50) of one percent (1%) of the value of the average daily net assets of such Series.  The value of the net assets of the Corporation shall include all assets held in trust or in custody of any bank, savings bank or trust company for the Corporation, subject to its control and direction, and shall be determined as provided in the Articles of Incorporation of the Corporation.  The fee shall be paid on the first day of each month for the preceding month.  Payments to the sub-adviser referred to in paragraph 1 for its services and expenses assumed shall be made by the Investment Manager, and the Corporation shall have no responsibility for such payments whatsoever.

The Investment Manager may receive research and other statistical information from broker-dealers and from other sources and, in accordance with section 28(e) of the Securities Exchange Act of 1934, a broker-dealer may be paid a commission for a transaction involving portfolio securities of the Corporation exceeding the amount another broker-dealer would have charged for the same transaction if it is determined by the Investment Manager in good faith that such amount of commission is reasonable in relation to the value of the research services provided by the executing broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Investment Manager with respect to the Corporation and other accounts (investment companies and other investment clients) with respect to which it exercises investment discretion.  Such research services may be used by the Investment Manager in serving all its accounts, and not all of such research services need necessarily be used by the Investment Manager in connection with its services to the Corporation.

It is understood that any supplemental advisory or statistical services which may be provided to the Corporation or to the Investment Manager from time to time by independent broker-dealers or persons other than the Investment Manager, for whatever reason, shall not reduce the amount of the fees payable to the Investment Manager hereunder.  It is recognized that such supplementary advisory or statistical services may be useful to the Investment Manager and the Corporation, but their value is indeterminable and is not to be considered a substitute for the services provided by the Investment Manager hereunder.

3. It is understood that the services of the Investment Manager are not deemed to be exclusive, and nothing in this Agreement shall prevent the Investment Manager, or any officer, director, partner or employee thereof, from providing similar services to other companies and other clients (whether or not their investment objectives and policies are similar to those of the Corporation) or to engage in other activities.  When other clients of the Investment Manager desire to purchase or sell the same portfolio security at the same time as the Corporation, it is understood that such purchases and sales will be made as nearly as practicable on a pro rata basis in proportion to the amounts desired to be purchased or sold by each client.

4. The Corporation will, at its own expense, furnish to the Investment Manager periodic (but not less than semi-annually) statements of its books of account, including balance sheets and earnings statements, and all other information which may reasonably be required, from time to time, by the Investment Manager, and will, at its own expense, at all times keep the Investment Manager fully advised as to the cash, securities and other property then comprising its assets, and furnish daily detailed price makeup sheets with respect to its investment portfolio and shares of its capital stock.

5. The Investment Manager shall be under no obligation to pay any fees, costs, expenses or other charges relating to the Corporation, except the compensation of its officers, the compensation, if any, of its directors who are affiliated with the Investment Manager, rental for office space used to conduct its activities and the ordinary and necessary office and clerical expenses relating to research, statistical work and supervision of the Corporation’s investment portfolios to be performed by the Investment Manager under paragraph 1 of this Agreement.  The Corporation will pay all other fees, costs, expenses or charges relating to its assets and operations, including without limitation, office and clerical expenses not relating to research, statistical work and supervision of the Corporation’s investment portfolios; fees and expenses of directors not affiliated with the Investment Manager; governmental fees; interest charges; taxes; association membership dues; fees and charges for legal and auditing services; fees and expenses of any custodians or trustees with respect to custody of its assets; fees, charges and expenses of dividend disbursing agents, registrars and transfer agents (including the cost of keeping all necessary shareholder records and accounts, and of handling any problems relating thereto and the expense of furnishing to all shareholders statements of their mailing); cost and expense of repurchase and redemption of its shares; cost and expense of preparing, printing and mailing stock certificates and reports, notices and proxy statements to governmental agencies; brokerage fees and commissions of every kind and expenses in connection with the execution of portfolio security transactions (including the cost of any service or agency designed to facilitate the purchase and sale of portfolio securities); all postage; insurance premiums; and any other fee, cost, expense or charge of any kind not expressly assumed by the Investment Manager under this Agreement.

Notwithstanding the above, to encourage sales of capital stock of the Corporation, the Investment Manager may, but is not required to, waive its fee hereunder and, to the extent such waiver may not be sufficient in the judgment of the Investment Manager, directly pay or reimburse the Corporation in an amount equal to all or any portion of operating expenses of the Corporation not expressly assumed by the Investment Manager under this Agreement.  The amount of the Investment Manager’s fee so voluntarily waived and any such expenses so voluntarily paid or reimbursed by the Investment Manager (together with the amount of the fee waived and expenses paid or reimbursed by the Investment Manager pursuant to the last sentence of this paragraph) shall be paid back to the Investment Manager by the Corporation without interest to the extent provided below.  Such repayment shall be made as follows: In the event that during a fiscal year of the Corporation the ratio of operating expenses (determined before taking into account any fee waiver or payment or reimbursement of expenses by the Investment Manager) to average net assets (“expense ratio”) is less than 1.30%, in the case of the Income Series, or 1.50%, in the case of the Equity Series, the Corporation shall repay the Investment Manager promptly (but in any event within 31 days) after the end of such year with respect to such Series an amount (not to exceed the unpaid expenses belonging to that Series) equal in dollars to the difference between the expenses included in the determination of such expense ratio and those at an expense ratio of 1.30%, in the case of the Income Series, or 1.50%, in the case of the Equity Series, or such lesser amount (which could be zero) as shall be specified by the Investment Manager with respect to that Series.  Any amounts not repaid pursuant to the foregoing sentence because the Investment Manager specifies a lesser amount shall be subject to repayment in later years in accordance with the provisions of this paragraph.  Expenses that represent liabilities belonging to the Income Series shall be paid solely from assets belonging to the Income Series, and expenses that represent liabilities belonging to the Equity Series shall be paid solely from assets belonging to the Equity Series.  The amount of any fee waived or expense paid or reimbursed that is subject to the repayment provisions of this paragraph and not repaid as provided above prior to termination of this Agreement, or October 31, 1998, whichever first occurs, shall not be reimbursed to the Investment Manager.  Commencing within a reasonable time after the first meeting of the public shareholders of the Corporation, the Investment Manager shall be obligated to waive its fee hereunder or directly pay or reimburse the Corporation in an amount equal to $37,251 for operating expenses of the Corporation that are neither expressly assumed by the Investment Manager under this Agreement nor waived, paid or reimbursed by the Investment Manager pursuant to state expense limitations as described below; the amount of the fee so waived and any such expense so paid or reimbursed shall be subject to the repayment provisions of this paragraph.

Notwithstanding any other provision of this Agreement, if expenses (including the management fee hereunder but excluding interest, taxes, brokerage fees, and where permitted, extraordinary expenses) borne by the Corporation in any fiscal year exceed expense limitations applicable to the Corporation imposed by state securities administrators, as such limitations may be lowered or raised from time to time, by state limitation waivers or otherwise, the Investment Manager will provide for the payment of any such expenses by waiving its fee hereunder and, to the extent such fee waiver may not be sufficient, by direct  payment or reimbursement.

If the Investment Manager pays for other expenses of the Corporation or furnishes the Corporation with services the cost of which is to be borne by the Corporation under this Agreement, the Investment Manager shall not be deemed to have waived its right under this Agreement to have the Corporation pay for such expenses or provide such services in the future.

6. The Investment Manager agrees that it shall observe and be bound by all of the provisions of the Articles of Incorporation (including any amendments thereto) of the Corporation which shall in any way limit or restrict or prohibit or otherwise regulate any action by the Investment Manager.

7. Other than to abide by the provisions hereof and render the services called for hereunder in good faith, the Investment Manager assumes no responsibility under this Agreement and having so acted, the Investment Manager shall not be held liable or accountable for any mistakes of law or fact, or for any error or omission of its officers, directors, partners or employees, or for any loss or damage arising or resulting therefrom suffered by the Corporation or any of its stockholders, creditors, directors or officers; provided however, that nothing herein shall be deemed to protect the Investment Manager against any liability to the Corporation or to its stockholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties hereunder, or by reason of the reckless disregard of its obligations and duties hereunder.  The Investment Manager shall not be responsible for any action of the Board of Directors of the Corporation in following or declining to follow any advice or recommendation of the Investment Manager.

8. Neither this Agreement nor any other transaction between the parties hereto pursuant to this Agreement shall be invalidated or in any way affected by the fact that any or all of the directors, officers, stockholders, or other representatives of the Corporation are or may be interested in the Investment Manager, or any successor or assignee thereof, or that any or all of the directors, officers, partners, or other representatives of the Investment Manager are or may be interested in the Corporation, except as otherwise may be provided in the Investment Company Act of 1940, as amended.  The Investment Manager in acting hereunder shall be an independent contractor and not an agent of the Corporation.

9. This Agreement shall continue in force for two years from the date hereof, and is renewable annually thereafter by specific approval of the Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Corporation; any such renewal shall be approved by the vote of a majority of the directors who are not parties to this Agreement or interested persons of the Investment Manager or of the Corporation, cast in person at a meeting called for the purpose of voting on such renewal.

This Agreement may be terminated without penalty at any time by the Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Corporation on 60 days’ written notice.  This Agreement shall automatically terminate in the event of its assignment.  The terms “interested persons,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the same meaning as those terms are defined in the Investment Company Act of 1940 as amended.

10. The Investment Manager reserves the right to grant the use of the name “LORD ABBETT” or “LORD, ABBETT & CO.,” or any derivative thereof, to any other investment company or business enterprise.  The Investment Manager reserves the right to withdraw from the Corporation the use of the name “LORD ABBETT” and the use of its registered service mark; at such time of withdrawal of the right to use the name “LORD ABBETT,” the Investment Manager agrees that the question of continuing this Agreement may be submitted to a vote of the Corporation’s shareholders.  In the event of such withdrawal or the termination of this Agreement, for any reason, the  Corporation will, on the written request of the Investment Manager, take such action as may be necessary to change its name and eliminate all reference to the words “LORD ABBETT” in any form, and will no longer use such registered service mark.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officers and its corporate seal to be affixed hereto, and the Investment Manager has caused this Agreement to be executed by one of its partners all on the day and year first above written.

LORD ABBETT GLOBAL FUND, INC.

	By:	/s/ Ronald P. Lynch
Chairman of the Board

Attest:

/s/ Thomas Konop
Assistant Secretary

LORD, ABBETT & CO.

	By:	/s/ Kenneth B. Cutler
A Partner